Filed pursuant to Rule 424(b)3
Registration No. 333-193249

PROSPECTUS SUPPLEMENT No. 1
to
Prospectus dated February 11, 2014
of
TRUE DRINKS HOLDINGS, INC.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus Supplement No.1 (“Prospectus Supplement”) supplements the information provided in our Prospectus dated February 11, 2014 (the “Prospectus”). The information contained herein modifies and supersedes, in part, the information in the Prospectus.  Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.  This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered with this Prospectus Supplement.

This Prospectus Supplement includes updated information regarding: (i) security ownership of certain beneficial owners; and (ii) the names of certain selling stockholders entitled to sell the securities previously registered by the Registration Statement on Form S-1 (File No. 333-193249), declared effective by the Securities and Exchange Commission on February 11, 2014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

  As of February 6, 2014, we had two classes of voting stock outstanding: (i) Common Stock; and (ii) the Series B Preferred. The following tables sets forth information regarding shares of Series B Preferred and Common Stock beneficially owned as of February 6, 2014 by:

(i)	Each of our officers and directors;
(ii)	All officer and directors as a group; and
(iii)
Each person known by us to beneficially own five percent or more of the outstanding shares of our Series B Preferred and Common Stock.  Percent ownership is calculated based on 2,485,100 shares of Series B Preferred and 27,885,587 shares of Common Stock outstanding at February 6, 2014.

Beneficial Ownership of Series B Preferred

Name and Address (1)	Series B Convertible Preferred Stock(2)(3)	% Ownership
		of Class (4)
Timothy Lane	6,250	*
Carl Wistreich	21,004	*
Lou Imbrogno	7,500	*
Total Officers and Directors (1)	34,754	1.9%

Wolverine Flagship Fund Trading Limited	300,000	12.1%
Falcon Fund, Ltd.	125,000	5.0%
First Bank & Trust as custodian of Ronald L. Chez IRA	375,000	15.1%
V3 Capital Partners LLC	150,000	6.0%
Iroquois Master Fund Ltd.	125,000	5.0%
Diker Micro Cap LP Fund	125,000	5.0%
Wolfson Equities, LLC	187,500	7.5%

*	Less than 1%.
(1)
Each of the Company’s officers was excluded from this table, as none of our officers hold shares of Series B Preferred. Unless otherwise indicated, the address for each stockholder is 18552 MacArthur Blvd., Suite 325, Irvine, CA 92612.

(2)
Subject to the limitations in the Certificate of Designation, each share of Series B Preferred is convertible into that number of shares of Common Stock equal to the Stated Value, divided by the Conversion Price, as defined in the Certificate of Designation. As of February 6, 2014, the Conversion Price was $0.25.

(3)
Pursuant to the Certificate of Designation, shares of Series B Preferred may not be converted or exercised, as applicable, to the extent that the holder and its affiliates would own more than 9.99% of the Company’s outstanding Common Stock after such conversion. The Certificate of Designation also entitles each share of Series B Preferred to vote, on an as converted basis, along with the Common Stock; provided, however, that the Series B Preferred may not be voted to the extent that the holder and its affiliates would control more than 9.99% of the Company’s voting power.

(4)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

Beneficial Ownership of Common Stock

Name, Address and Title (if applicable) (1)	Number of Shares (1)	% Ownership of Class (2)
Lance Leonard (3)	340,359	1.2%
President, Chief Executive Officer and Director

Daniel Kerker (4)	307,175	1.1%
Chief Financial Officer, Treasurer and Secretary

Kevin Sherman (5)	198,348	*
Chief Marketing Officer

Timothy Lane (6)	543,732	1.9%
Chairman

Carl Wistreich (7)	646,621	2.3%
Director

Lou Imbrogno (8)	393,769	1.4%
Director

Total officers and directors (9)	2,430,004	8.1%

MKM Opportunity Master Fund, Ltd	3,673,799	13.2%
28 West 44th Street, 16th Floor
New York, NY 10036

Joseph D. Kowal	2,529,998	9.1%
4282 Skylark St.
Irvine, CA 92604

Wolverine Flagship Fund Trading Limited (10)(11)	6,200,000	9.9%
175 W. Jackson Blvd., Suite 200
Chicago, Illinois 60604

Falcon Fund, Ltd. (12)	2,583,334	8.5%
5956 Sherry Lane, Suite 1810
Dallas, Texas 75225

First Bank & Trust as custodian of Ronald L. Chez IRA (11)(13)	8,783,335	9.9%
820 Church Street
Evanston Illinois, 60201

V3 Capital Partners LLC (11)(14)	3,177,501	9.9%
641 Lexington Ave., 26th Floor
New York, NY 10022

Iroquois Master Fund Ltd. (15)	2,583,333	8.5%
641 Lexington Ave., 26th Floor
New York, NY 10022

Diker Micro Cap LP Fund (16)	2,583,333	8.5%
730 5th Ave 15th Floor
New York, NY 10009

Lacuna Hedge Fund LLLP (17)	1,651,805	5.6%
1100 Spruce Street
Bolder, CO 80302

Wolfson Equities, LLC (18)	3,875,000	13.5%
1 State Street Plaza, 29th Floor
New York, NY 10004

* Less than 1%

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  All entries exclude beneficial ownership of shares issuable pursuant to options that have not vested or that are not otherwise exercisable as of the date hereof or which will not become vested or exercisable within 60 days of February 6, 2014.

(2)
Percentages are rounded to nearest one-tenth of one percent.  Percentages are based on 27,885,587 shares of Common Stock outstanding.  Options that are presently exercisable or exercisable within 60 days are deemed to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person.

(3)	Comprised of 33,185 shares held of record and 307,174 shares issuable pursuant to options which are presently exercisable or which become exercisable within 60 days of February 6, 2014.

(4)	Comprised of 307,175 shares issuable pursuant to options which are presently exercisable or which become exercisable within 60 days of February 6, 2014.

(5)	Comprised of 55,000 shares held of record and 143,348 shares issuable pursuant to options which are presently exercisable or which become exercisable within 60 days of February 6, 2014.

(6)
Comprised of 5,000 shares held of record, and 409,565 shares issuable pursuant to options, 100,000 shares issuable upon conversion of 6,250 shares of Series B Preferred and 29,167 shares issuable pursuant to warrants, each of which are presently exercisable or which become exercisable within 60 days of February 6, 2014.

(7)
Comprised of 18,637 shares held of record, and 204,783 shares issuable pursuant to options, 336,064 shares issuable upon conversion of 21,004 shares of Series B Preferred and 87,137 shares issuable pursuant to warrants, each of which are presently exercisable or which become exercisable within 60 days of February 6, 2014.

(8)
Comprised of 33,986 shares held of record, and 204,783 shares issuable pursuant to options, 120,000 shares issuable upon conversion of 7,500 shares of Series B Preferred and 35,000 shares issuable pursuant to warrants, each of which are presently exercisable or which become exercisable within 60 days of February 6, 2014.

(9)
Comprised of 145,808 shares held of record, and 1,576,828 shares issuable pursuant to options, 556,064 shares issuable upon conversion of 34,754 shares of Series B Preferred and 151,304 shares issuable pursuant to warrants, each of which are presently exercisable or which become exercisable within 60 days of February 6, 2014.

(10)
Comprised of 4,800,000 shares issuable upon conversion of 300,000 shares of Series B Preferred and 1,400,000 shares issuable pursuant to warrants, each of which are presently exercisable or which become exercisable within 60 days of February 6, 2014.

(11)
Pursuant to the Certificate of Designation, shares Series B Preferred may not be converted or exercised, as applicable, to the extent that the holder and its affiliates would own more than 9.99% of the Company’s outstanding Common Stock after such conversion. The Certificate of Designation also entitles each share of Series B Preferred to vote, on an as converted basis, along with the Common Stock; provided, however, that the Series B Preferred may not be voted to the extent that the holder and its affiliates would control more than 9.99% of the Company’s voting power.

Although the percentage ownership for each stockholder reflects the limitations in the Certificate of Designation, the securities reported in this table show the number of shares of Common Stock that would be issuable upon full conversion of the Series B Preferred and full exercise of warrants held by each stockholder.  Therefore, the actual number of shares of Common Stock beneficially owned by each stockholder, after giving effect to the limitations in the Certificate of Designation, is less than the number of securities reported herein.

(12)
Comprised of 2,000,000 shares issuable upon conversion of 125,000 shares of Series B Preferred and 583,334 shares issuable pursuant to warrants, each of which are presently exercisable or which become exercisable within 60 days of February 6, 2014.

(13)
Comprised of 6,800,000 shares issuable upon conversion of 425,000 shares of Series B Preferred and 1,983,335 shares issuable pursuant to warrants, each of which are presently exercisable or which become exercisable within 60 days of February 6, 2014.

(14)
Comprised of 2,460,000 shares issuable upon conversion of 153,750 shares of Series B Preferred and 717,501 shares issuable pursuant to warrants, each of which are presently exercisable or which become exercisable within 60 days of February 6, 2014.

(15)
Comprised of 2,000,000 shares issuable upon conversion of 125,000 shares of Series B Preferred and 583,334 shares issuable pursuant to warrants, each of which are presently exercisable or which become exercisable within 60 days of February 6, 2014.

(16)
Comprised of 2,000,000 shares issuable upon conversion of 125,000 shares of Series B Preferred and 583,334 shares issuable pursuant to warrants, each of which are presently exercisable or which become exercisable within 60 days of February 6, 2014.

(17)
Comprised of 1,299,120 shares issuable upon conversion of 81,195 shares of Series B Preferred and 352,685 shares issuable pursuant to warrants, each of which are presently exercisable or which become exercisable within 60 days of February 6, 2014.

(18)
Comprised of 3,000,000 shares issuable upon conversion of 187,500 shares of Series B Preferred and 875,000 shares issuable pursuant to warrants, each of which are presently exercisable or which become exercisable within 60 days of February 6, 2014.

SELLING STOCKHOLDERS

The Company, each of the Investors participating in the Series B Offering and the Note Holders participating in the Note Conversion signed a registration rights agreement (the “Registration Rights Agreement”), wherein we agreed to register the Warrant Shares issuable upon exercise of the Warrants, and the Conversion Shares issuable upon conversion of the shares of Series B Preferred (collectively, the “Registrable Securities”), under the Securities Act. Accordingly, we filed a Registration Statement on Form S-1, of which this prospectus forms a part, with respect to the resale of the Registrable Securities from time to time. In addition, we agreed in the Registration Rights Agreement to use our best efforts to cause the registration statement to be declared effective under the Securities Act by March 25, 2014, and to use our best efforts to keep the registration statement effective until the Registrable Securities are sold or may be sold without registration or prospectus delivery requirements under the Securities Act, subject to certain restrictions.

Selling Stockholders Table

     We filed a Registration Statement on Form S-1 with the SEC, of which this prospectus forms a part, with respect to the resale of the Registrable Securities from time to time under Rule 415 of the Securities Act. The Registrable Securities were registered to permit secondary public trading thereof. Subject to the restrictions described in this prospectus, the Selling Stockholders may offer the Registrable Securities for resale from time to time. In addition, subject to the restrictions described in this prospectus, the Selling Stockholders may sell, transfer or otherwise dispose of all or a portion of any Registrable Securities held in transactions exempt from the registration requirements of the Securities Act. See “Plan of Distribution” below for more information.

The table below presents information as of February 6, 2014, regarding the Selling Stockholders and the Registrable Securities the Selling Stockholders (and their donees, pledgees, assignees, transferees and other successors in interest) may offer and sell from time to time under this prospectus. More specifically, the following table sets forth as to the Selling Stockholders:

●
the number of shares of our Common Stock beneficially owned by each Selling Stockholders prior to the offering for resale of any of the shares of our Common Stock being registered by the registration statement of which this prospectus is a part;

●	the number of shares of our Common Stock that may be offered for resale for the Selling Stockholders’ account under this prospectus; and

●
the number and percent of shares of our Common Stock to be held by the Selling Stockholders after the offering of the resale securities, assuming all of the resale shares of Common Stock are sold by the Selling Stockholders and that the Selling Stockholders do not acquire any other shares of our Common Stock prior to their assumed sale of all of the resale shares.

The table is prepared based on information supplied to us by the Selling Stockholders. Although we have assumed for purposes of the table below that the Selling Stockholders will sell all Registrable Securities offered by this prospectus, because the Selling Stockholders may offer from time to time all or some of the Registrable Securities, no assurances can be given as to the actual number of securities that will be resold by the Selling Stockholders or that will be held by the Selling Stockholders after completion of the resales. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of the Registrable Securities in transactions exempt from the registration requirements of the Securities Act since the date the Selling Stockholders provided the information regarding their securities holdings. Information covering the Selling Stockholders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required.

Except as described above, there are currently no agreements, arrangements or understandings with respect to the resale of any of the securities covered by this prospectus.

The applicable percentages of ownership are based on an aggregate of 27,885,587 shares of our Common Stock issued and outstanding on February 6, 2014. The number of shares beneficially owned by the Selling Stockholders is determined under rules promulgated by the SEC.

	Shares Beneficially Owned Prior to Offering		Maximum Number of Shares Being Offered Pursuant to this Prospectus	Shares Beneficially Owned After Offering
Name of Selling Security Holder (1)	Number	Percent*
Wolverine Flagship Fund Trading Limited (2)(3)		-	6,200,000	-	**
Falcon Fund, Ltd. (4)		-	2,583,334	-	**
Athena S. Marks (5)		-	1,162,501	-	**
First Bank & Trust as custodian of Ronald L. Chez IRA (3)(6)		-	8,783,335	-	**
V3 Capital Partners LLC (3)(7)		-	3,177,501	-	**
Scot Jason Cohen Foundation (8)		-	258,334	-	**
American Capital Management LLC (9)		-	775,000	-	**
Iroquois Master Fund Ltd. (10)		-	2,583,334	-	**
Kensington Trust (11)		-	258,334	-	**
Merav Abbe Irrevocable Trust (12)		-	258,334	-	**
D. Jonathan Merriman Trust (13)(14)		-	775,000	-	**
Carl Frankson (15)		15,000	206,667	15,000	**
Diker Micro Cap LP Fund (16)		-	2,583,334	-	**
Max Communications, Inc. (17)		101,439	516,667	101,439	**
Eric Chez (18)		-	258,334	-	**
Lacuna Hedge Fund LLLP (19)		-	1,651,805	-	**
Fortis Business Holdings LLC (20)		-	1,291,667	-	**
Jonathan D. Shane (21)		161,481	206,667	161,481	**
The Hewlett Fund, LP (22)		-	645,834	-	**
The Fred R. Gumbinner Living Trust (23)		17,045	85,850	17,045	**
Frederick Daniel Gabel (24)		-	280,558	-	**
Joe Kolling (25)		-	1,122,230	-	**
Matt Kolling (26)		-	280,558	-	**
Paul Schneider (27)		40,000	144,430	40,000	**
Persephone Capital Partners, LLC (28)		-	305,724	-	**
Lincoln Park Capital Fund, LLC (29)		10,000	567,578	10,000	**
Steven Lefkowitz (30)		-	228,804	-	**
Arapaho Foundation LLC (31)		-	389,779	-	**
Empire Group Limited (32)		-	775,000	-	**
UGC 2003, Inc. (33)		-	1,291,667	-	**
MAZ Partners, LP (34)		-	516,667	-	**
London Family Trust (35)		-	516,667	-	**
GRQ Consultants, Inc. 401K (36)		-	516,667	-	**
Wolfson Equities LLC (37)		-	3,875,000	-	**
Joseph Reda (38)		-	155,000	-	**
Gellar Living Trust U/D/T dated July 26, 2002 (39)		-	516,667	-	**
Stone Harbor Retirement Fund (40)		-	150,554	-	**
Charles A. Jordan (41)		-	2,150	-	**
Jon A. Tebol (41)		-	180,000	-	**
Ajay Khanna		-	45,000	-	**
John J. Churff		-	3,750	-	**
Candlewood Securities, Inc. (42)(43)		-	161,962	-	**
Merriman Capital, Inc. (44)(45)		-	1,534,760	-	**

*	Beneficial ownership assumes the exercise of any warrant shares held by the Selling Stockholder.
**	Less than 1%.
(1)	Information concerning other Selling Stockholders will be set forth in one or more prospectus supplements from time to time, if required.
(2)
Includes 4,800,000 shares of Common Stock issuable upon conversion of 300,000 shares of Series B Preferred and 1,400,000 shares issuable upon exercise of Warrants. Wolverine Asset Management, LLC (“WAM”) is the investment manager of Wolverine Flagship Fund Trading Limited (the “Fund”) and has voting and investment power over these securities. The sole member and manager of WAM is Wolverine Holdings, L.P. (“Wolverine Holdings”). Robert R. Bellick and Christopher L. Gust may be deemed to control Wolverine Trading Partners, Inc. (“WTP”), the general partner of Wolverine Holdings. Each of Mr. Bellick, Mr. Gust, WTP, Wolverine Holdings and WAM disclaims beneficial ownership of the shares held by the Fund.

(3)
Pursuant to the Certificate of Designation, shares Series B Preferred may not be converted or exercised, as applicable, to the extent that the holder and its affiliates would own more than 9.99% of the Company’s outstanding Common Stock after such conversion. The Certificate of Designation also entitles each share of Series B Preferred to vote, on an as converted basis, along with the Common Stock; provided, however,that the Series B Preferred may not be voted to the extent that the holder and its affiliates would control more than 9.99% of the Company’s voting power.

Although the percentage ownership for each stockholder reflects the limitations in the Certificate of Designation, the securities reported in this table show the number of shares of Common Stock that would be issuable upon full conversion of the Series B Preferred and full exercise of warrants held by each stockholder.  Therefore, the actual number of shares of Common Stock beneficially owned by each stockholder, after giving effect to the limitations in the Certificate of Designation, is less than the number of securities reported herein.

(4)
Includes 2,000,000 shares of Common Stock issuable upon conversion of 125,000 shares of Series B Preferred and 583,334 shares issuable upon exercise of Warrants. Houston Hall of Falcon Fund, Ltd. has voting and/or dispositive power over these shares.

(5)	Includes 900,000 shares of Common Stock issuable upon conversion of 56,250 shares of Series B Preferred and 262,501 shares issuable upon exercise of Warrants.
(6)
Includes 6,800,000 shares of Common Stock issuable upon conversion of 425,000 shares of Series B Preferred and 1,983,335 shares issuable upon exercise of Warrants. Ronald L. Chez, trustee of the Ronald L. Chez IRA, has voting and/or dispositive power over these shares.

(7)
Includes 2,460,000 shares of Common Stock issuable upon conversion of 153,750 shares of Series B Preferred and 717,501 shares issuable upon exercise of Warrants. Scot Cohen of V3 Capital Partners LLC has voting and/or dispositive power over these shares.

(8)
Includes 200,000 shares of Common Stock issuable upon conversion of 12,500 shares of Series B Preferred and 58,334 shares issuable upon exercise of Warrants. Scot Cohen of the Scot Jason Cohen Foundation has voting and/or dispositive power over these shares.

(9)	Includes 600,000 shares of Common Stock issuable upon conversion of 37,500 shares of Series B Preferred and 175,000 shares issuable upon exercise of Warrants.
(10)	Includes 2,000,000 shares of Common Stock issuable upon conversion of 125,000 shares of Series B Preferred and 583,334 shares issuable upon exercise of Warrants.
(11)
Includes 200,000 shares of Common Stock issuable upon conversion of 12,500 shares of Series B Preferred and 58,334 shares issuable upon exercise of Warrants. Leo Abbe, trustee of the Kensington Trust, has voting and/or dispositive power over these shares.

(12)
Includes 200,000 shares of Common Stock issuable upon conversion of 12,500 shares of Series B Preferred and 58,334 shares issuable upon exercise of Warrants. Leo Abbe, trustee of the Merav Abbe Irrevocable Trust, has voting and/or dispositive power over these shares.

(13)
Includes 600,000 shares of Common Stock issuable upon conversion of 37,500 shares of Series B Preferred and 175,000 shares issuable upon exercise of Warrants. D. Jonathan Merriman, trustee of the D. Jonathan Merriman Trust, has voting and/or dispositive power over these shares.

(14)
Mr. Merriman has advised the Company that he is affiliated with a broker-dealer, Merriman Capital, Inc., and that the securities were received solely as an investment and not with a view to or for resale or distribution.

(15)
Shares owned prior to the Offering consist of 15,000 shares of Common Stock. Shares registered herein include 160,000 shares of Common Stock issuable upon conversion of 10,000 shares of Series B Preferred and 46,667 shares issuable upon exercise of Warrants.

(16)
Includes 2,000,000 shares of Common Stock issuable upon conversion of 125,000 shares of Series B Preferred and 583,334 shares issuable upon exercise of Warrants. Mark Diker of Diker Micro Cap LP Fund has voting and/or dispositive power over these shares.

(17)
Shares owned prior to the Offering consist of 101,439 shares of Common Stock. Shares registered herein include 400,000 shares of Common Stock issuable upon conversion of 25,000 shares of Series B Preferred and 116,667 shares issuable upon exercise of Warrants. Richard Molinsky of Max Communications, Inc., has voting and/or dispositive power over these shares.

(18)	Includes 200,000 shares of Common Stock issuable upon conversion of 12,500 shares of Series B Preferred and 58,334 shares issuable upon exercise of Warrants.
(19)	Includes 1,299,120 shares of Common Stock issuable upon conversion of 81,195 shares of Series B Preferred and 352,685 shares issuable upon exercise of Warrants.
(20)
Includes 1,000,000 shares of Common Stock issuable upon conversion of 62,500 shares of Series B Preferred and 291,667 shares issuable upon exercise of Warrants. Sarah Rosenfeld of Fortis Business Holdings LLC, has voting and/or dispositive power over these shares.

(21)
Shares owned prior to the offering consist of 161,481 shares of Common Stock. Shares registered herein include 160,000 shares of Common Stock issuable upon conversion of 10,000 shares of Series B Preferred and 46,667 shares issuable upon exercise of Warrants.

(22)	Includes 500,000 shares of Common Stock issuable upon conversion of 31,250 shares of Series B Preferred and 145,384 shares issuable upon exercise of Warrants.
(23)
Shares owned prior to the Offering consist of warrants to purchase 17,045 shares of the Company’s Common Stock. Shares registered herein include 68,000 shares of Common Stock issuable upon conversion of 4,250 shares of Series B Preferred and 17,850 shares issuable upon exercise of Warrants. Fred Gumbinner, trustee of the Fred R. Gumbinner Living Trust, has voting and/or dispositive power over these shares.

(24)	Includes 222,224 shares of Common Stock issuable upon conversion of 13,889 shares of Series B Preferred and 58,334 shares issuable upon exercise of Warrants.
(25)	Includes 888,896 shares of Common Stock issuable upon conversion of 55,556 shares of Series B Preferred and 233,334 shares issuable upon exercise of Warrants.
(26)	Includes 222,224 shares of Common Stock issuable upon conversion of 13,889 shares of Series B Preferred and 58,334 shares issuable upon exercise of Warrants.
(27)
Shares owned prior to the offering consist of 40,000 shares of Common Stock. Shares registered herein include 114,400 shares of Common Stock issuable upon conversion of 7,150 shares of Series B Preferred and 30,030 shares issuable upon exercise of Warrants.

(28)
Includes 242,160 shares of Common Stock issuable upon conversion of 15,135 shares of Series B Preferred and 63,564 shares issuable upon exercise of Warrants. Jay Lifton, Chief Executive Officer and Managing Partner of Persephone Capital Partners, LLC, has voting and/or dispositive power over these shares.

(29)
Shares owned prior to the Offering consist of warrants to purchase 78,182 shares of the Company’s Common Stock. Shares registered herein include 449,568 shares of Common Stock issuable upon conversion of 28,098 shares of Series B Preferred and 118,010 shares issuable upon exercise of Warrants. Joshua Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, are deemed to be beneficial owners of all of the shares of Common Stock owned by Lincoln Park Capital Fund. Messrs. Scheinfeld and Cope have shared voting and investment power over the shares being offered. Lincoln Park Capital is not a licensed broker dealer or an affiliate of a licensed broker dealer.

(30)	Includes 181,232 shares of Common Stock issuable upon conversion of 11,327 shares of Series B Preferred and 47,572 shares issuable upon exercise of Warrants.
(31)	Includes 308,736 shares of Common Stock issuable upon conversion of 19,296 shares of Series B Preferred and 81,043 shares issuable upon exercise of Warrants.

(32)	Includes 600,000 shares of Common Stock issuable upon conversion of 37,500 shares of Series B Preferred and 175,000 shares issuable upon exercise of Warrants.
(33)
Includes 1,000,000 shares of Common Stock issuable upon conversion of 62,500 shares of Series B Preferred and 291,667 shares issuable upon exercise of Warrants. Neo Wei Ming, Director of UGC 2003, Inc., has voting and/or dispositive power over these shares.

(34)
Includes 400,000 shares of Common Stock issuable upon conversion of 25,000 shares of Series B Preferred and 116,667 shares issuable upon exercise of Warrants. Walter Schenker, Principle of MAZ Partners, LP, has voting and/or dispositive power over these shares.

(35)
Includes 400,000 shares of Common Stock issuable upon conversion of 25,000 shares of Series B Preferred and 116,667 shares issuable upon exercise of Warrants. Robert S. London, Trustee of the London Family Trust, has voting and/or dispositive power over these shares.

(36)
Includes 400,000 shares of Common Stock issuable upon conversion of 25,000 shares of Series B Preferred and 116,667 shares issuable upon exercise of Warrants. Barry Honig, Trustee of GRQ Consultants, Inc. 401K, has voting and/or dispositive power over these shares.

(37)
Includes 3,000,000 shares of Common Stock issuable upon conversion of 187,500 shares of Series B Preferred and 875,000 shares issuable upon exercise of Warrants. Aaron Wolfson, Managing Member of Wolfson Equities, LLC, has voting and/or dispositive power over these shares.

(38)	Includes 120,000 shares of Common Stock issuable upon conversion of 7,500 shares of Series B Preferred and 35,000 shares issuable upon exercise of Warrants.
(39)
Includes 400,000 shares of Common Stock issuable upon conversion of 25,000 shares of Series B Preferred and 116,667 shares issuable upon exercise of Warrants. Marshall S. Geller, Co-Trustee of the Geller Living Trust U/D/T dated July 26, 2002, has voting and/or dispositive power over these shares.

(40)	Includes 116,560 shares of Common Stock issuable upon conversion of 7,285 shares of Series B Preferred and 33,994 shares issuable upon exercise of Warrants.
(41)	Represents an aggregate total of 250,000 shares issuable upon exercise of Warrants previously assigned to Daybreak Capital Partners, LLC.
(42)	All 161,962 shares issuable upon exercise of Warrants. Glenn C. Pollack, Manager of Candlewood Securities, Inc., has voting and/or dispositive power over these shares.
(43)	Warrants received as part of the sales commission paid to Candlewood Securities for its services as placement agent for select investors in the Series B Offering.
(44)	All 1,534,760 shares issuable upon exercise of Warrants. D. Jonathan Merriman of Merriman Capital, Inc., has voting and/or dispositive power over these shares.
(45)	Warrants received as part of the sales commission paid to Merriman Capital, Inc. for its services as placement agent for select investors in the Series B Offering.